TRANSFER AGENCY AND SERVICE AGREEMENT

                                     BETWEEN

                          LIBERTY ALL-STAR EQUITY FUND

                                       AND

                        COMPUTERSHARE TRUST COMPANY, N.A.

                                       AND

                    COMPUTERSHARE SHAREHOLDER SERVICES, INC.

Table of Contents

Section 1.     Certain Definitions.....................................4

Section 2.     Appointment of Agent....................................5

Section 3.     Standard Services.......................................7

Section 4.     Dividend Disbursing Services............................8

Section 5.     Shareholder Internet Account Access Services............9

Section 6.     Fee and Expenses........................................10

Section 7.     Representations and Warranties of Transfer Agent........11

Section 8.     Representations and Warranties of Customer..............13

Section 9.     Indemnification/Limitation of Liability.................13

Section 10.    Damages.................................................15

Section 11.    Responsibilites of the Transfer Agent...................16

Section 12.    Covenants of the Customer and Transfer Agent............16

Section 13.    Data Access and Proprietary Information.................17

Section 14.    Confidentiality.........................................19

Section 15.    Term and Termination....................................20

Section 16.    Assignment..............................................21

Section 17.    Unaffiliated Third Parties..............................22

Section 18.    Disaster Recovery.......................................22

Section 19.    Miscellaneous...........................................22

Section 19.1   Notice..................................................22

Section 19.2   Successors..............................................22

Section 19.3   Amendments..............................................23

Section 19.4   Severability............................................23

Section 19.5   Governing Law...........................................23

Section 19.6   Force Majeure...........................................23

Section 19.7   Descriptive Headings....................................23

Section 19.8   Third Party Beneficiaries...............................23

Section 19.9   Survival................................................23

Section 19.10  Priorities............................................. 24

Section.19.11  Merger of Agreement.....................................24

Section 19.12  Counterparts............................................24

     AGREEMENT made as of the 1st, day of August, 2007, by and between Liberty All-Star Equity Fund, a Massachusetts Business Trust, having a principal office and place of business at 1290 Broadway, Suite 1100, Denver, CO 80203 ("Customer"), and Computershare Shareholder Services, Inc., a Delaware corporation, and its fully owned subsidiary Computershare Trust Company, N.A., a federally charted trust company doing business at 250 Royall Street, Canton, Massachusetts 02021 (collectively, the "Transfer Agent" or individually "CSI" and the "Trust Company", respectively).

     WHEREAS, the Customer desires to appoint the Transfer Agent as sole transfer agent, registrar, administrator of dividend reinvestment plans, option plans, and direct stock purchase plans and CSI as dividend disbursing agent, administrator of its dividend reinvestment plan and processor of all payments received or made by Customer under this Agreement.

     WHEREAS, the Trust Company and CSI desire to accept such respective appointments and perform the services related to such appointments;

     WHEREAS, the Board of Trustees of Customer has approved appointment of the Transfer Agent.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.  CERTAIN DEFINITIONS.
    -------------------

(a) "ACCOUNT" or "ACCOUNTS" shall mean the account of each Shareholder which account shall hold any full or fractional shares of stock held by such Shareholder and/or outstanding funds or tax reporting to be done.

(b) "ADDITIONAL SERVICES" shall mean any and all services which are not Services as set forth in the Fee and Service Schedule, but performed by Transfer Agent upon request of Customer.

(c) "AGREEMENT" shall mean this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications, which may from time to time be executed.

(d) "ANNUAL PERIOD" shall mean each twelve (12) month period commencing on the Effective Date and, thereafter, on each anniversary of the Effective Date.

(e) "CLOSED ACCOUNT" shall mean an account with a zero share balance, no outstanding funds or no reportable tax information.

(f) "CUSTOMER ID(S)" shall have the meaning set forth in SECTION 14.3.

(g) "DATA ACCESS SERVICE" shall have the meaning set forth in SECTION 14.1.

(h) "DIVIDEND REINVESTMENT PLAN" and "DIRECT STOCK PURCHASE PLAN" shall mean the services as set forth in SECTION 4 and in the Fee and Service Schedule.

(i) "EFFECTIVE DATE" shall mean the date first stated above.

(j) "FEE AND SERVICE SCHEDULE" shall mean the fees and services set forth in the "Fee and Service Schedule" attached hereto.

(k) "PASSWORD(S)" shall have the meaning set forth in SECTION 14.3.

(l) "PLANS" shall mean any Dividend Reinvestment, Direct Stock Purchase or other investment programs administered for the Company.

(m) "PROPRIETARY INFORMATION" shall have the meaning set forth in Section 14.3.

(n) "SECURITY PROCEDURES" shall have the meaning set forth in Section 5.1.

(o) "SERVICES" shall mean any and all services as further described herein and in the "Fee and Service Schedule" or other schedules attached hereto.

(p) "SHARE" shall mean Customer's common stock, par value ___ per share authorized by the Customer's Declaration of Trust, and other classes of Customer's stock to be designated by the Customer in writing and for which the Transfer Agent agrees to service under this Agreement.

(q) "SHAREHOLDER" shall mean the holder of record of Shares.

(r) "SHAREHOLDER DATA" shall have the meaning set forth in Section 14.2.

(s) "SHAREHOLDER INTERNET SERVICES" shall have the meaning set forth in Section 5.1.

2.   APPOINTMENT OF AGENT.
     --------------------

     2.1 APPOINTMENTS. The Customer hereby appoints the Transfer Agent to act as sole transfer agent and registrar for all Shares in accordance with the terms and conditions hereof and as administrator of Plans and appoints CSI as dividend disbursing agent and processor of all payments received or made by or on behalf of the Customer under this Agreement, and the Transfer Agent and CSI accept the appointments. Customer shall provide Transfer Agent with certified copies of resolutions appointing the Trust Company as Transfer Agent.

     2.2 DOCUMENTS. In connection with the appointing of Transfer Agent as the transfer agent and registrar for each Customer, the Customer will provide or has previously provided each of the following documents to the Transfer Agent:

         (a) Copies of Registration Statements and amendments thereto, filed with the Securities and Exchange Commission for initial public offerings;

         (b) Specimens of all forms of outstanding stock certificates, in forms approved by the Board of Directors of the Customer, with a certificate of the Secretary of the Customer as to such approval;

         (c) Specimens of the Signatures of the officers of the Customer authorized to sign stock certificates and individuals authorized to sign written instructions and requests; and

         (d) An opinion of counsel for the Customer addressed to both the Trust Company and CSI or a similar opinion provided to the Customer or an affiliate and an appropriate reliance letter with respect to:

               (i) The Customer's organization and existence under the laws of its state of organization;

               (ii) The status of all Shares of the Customer covered by the appointment under the Securities Act of 1933, as amended, and any other applicable federal or state statute; and

               (iii) That all issued Shares are, and all unissued Shares will be, when issued, validly issued, fully paid and non-assessable.

     2.3 RECORDS. Transfer Agent may adopt as part of its records all lists of holders, records of Customer's stock, books, documents and records which have been employed by any former agent of Customer for the maintenance of the ledgers for the Customer's shares, provided such ledger is certified by an officer of Customer or the prior transfer agent to be true, authentic and complete.

     2.4 SHARES. Customer shall, if applicable, inform Transfer Agent as to (i) the existence or termination of any restrictions on the transfer of Shares and in the application to or removal from any certificate of stock of any legend restricting the transfer of such Shares or the substitution for such certificate of a certificate without such legend, (ii) any authorized but unissued Shares reserved for specific purposes, (iii) any outstanding Shares which are exchangeable for Shares and the basis for exchange, (iv) reserved Shares subject to option and the details of such reservation and (v) special instructions regarding dividends and information of foreign holders.

     2.5 CUSTOMER'S AGENT. Transfer Agent represents that it is engaged in an independent business and will perform its obligations under this Agreement as an agent of Customer.

     2.6 CERTIFICATES. Customer shall deliver to Transfer Agent an appropriate supply of stock certificates, which certificates shall provide a signature panel for use by an officer of or authorized signor for Transfer Agent to sign as transfer agent and registrar, and which shall state that such certificates are only valid after being countersigned and registered.

3. STANDARD SERVICES.
   -----------------

     3.1 TRANSFER AGENT SERVICES. The Transfer Agent will perform the following services:

         (a) issue and record the appropriate number of Shares as authorized and hold such Shares in the appropriate Shareholder account;

         (b) effect transfers of Shares by the registered owners thereof upon receipt of appropriate documentation;

         (c) act as agent for Shareholders pursuant to the Dividend Reinvestment Plan, and other investment programs as amended from time to time in accordance with the terms of the agreements relating thereto to which the Transfer Agent is or will be a party; and

         (d) issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of an open penalty surety bond satisfactory to it and holding it and the Customer harmless, absent notice to the Customer and the Transfer Agent that such certificates have been acquired by a bona fide purchaser. The Transfer Agent, at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof without such indemnity. Further, the Transfer Agent may at its sole option accept indemnification from a Customer to issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed in lieu of an open penalty bond.

         (e) provide services as outlined in the attached Fee and Service Schedule.

     3.2 CSI SERVICES. In accordance with procedures established from time to time by agreement between the Customer and CSI, CSI shall:

         (a) prepare and transmit payments for dividends and distributions declared by the Customer, provided good funds for said dividends or distributions are received by CSI prior to the scheduled payable date for said dividends or distributions;

         (b) issue replacement checks and place stop orders on original checks based on a Shareholder's representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of Customer, and subject to Section 10 hereof, Customer shall be responsible for all losses or claims resulting from such replacement; and

         (c) Receive all payments made to the Customer or the Transfer Agent under the Dividend Reinvestment Plan, Direct Stock Purchase Plan, and Plans and make all payments required to be made under such plans, including all payments required to be made to the Customer.

     3.3 CUSTOMARY SERVICES. The Transfer Agent shall perform all the customary services of a transfer agent, agent of dividend reinvestment plan, cash purchase plan and other investment programs as described in SECTION 3.1 consistent with those requirements in effect as of the date of this Agreement. CSI shall perform all the customary services of a dividend disbursing agent and a processor of payments as described in SECTION 3.2 consistently with those requirements in effect as of the date of this Agreement. The detailed services and definition, frequency, limitations and associated costs (if any) of the Services to be performed by the Transfer Agent are set out in the attached Fee and Service Schedule.

     3.4 COMPLIANCE WITH LAWS. The Customer agrees that each of the Trust Company and CSI is obligated to and the Trust Company and CSI agree to comply with all applicable federal, state and local laws and regulations, codes, order and government rules in the performance of its duties under this Agreement.

     3.5 UNCLAIMED PROPERTY AND LOST SHAREHOLDERS. The Transfer Agent shall report unclaimed property to each state in compliance with state law and shall comply with Rule17Ad-17 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for lost Shareholders. If the Customer is not in compliance with applicable state laws, there will be no charge for the first two years for this service for such Customer, other than a charge of $3.00 per due diligence notice mailed; provided that after the first two years, the Transfer Agent will charge such Customer its then standard fee plus any reasonable out-of-pocket expenses.

     3.6 COMPLIANCE WITH OFFICE OF FOREIGN ASSET CONTROL ("OFAC") REGULATIONS. The Transfer Agent shall ensure compliance with OFAC laws and regulations.

4.   DIVIDEND DISBURSING SERVICES.
     ----------------------------

     4.1 DECLARATION OF DIVIDENDS. Upon receipt of a written notice from the President, any Vice President, Secretary, Assistant Secretary, Treasurer or Assistant Treasurer of Customer declaring the payment of a dividend, CSI shall disburse such dividend payments provided that in advance of such payment, Customer furnishes CSI with sufficient funds. The payment of such funds to CSI for the purpose of being available for the payment of dividend checks from time to time is not intended by Customer to confer any rights in such funds on Customer's Shareholders whether in trust or in contract or otherwise.

     4.2 STOP PAYMENTS. Customer hereby authorizes CSI to stop payment of checks issued in payment of dividends, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and CSI shall issue and deliver duplicate checks in replacement thereof, and subject to Section 10 hereof, Customer shall indemnify Transfer Agent against any loss or damage resulting from reissuance of the checks.

     4.3. TAX WITHHOLDING. CSI is hereby authorized to deduct from all dividends declared by a Customer and disbursed by CSI, as dividend disbursing agent, the tax required to be withheld pursuant to applicable provisions of the Internal Revenue Code of 1986, as amended, or by any applicable Federal or State statutes subsequently enacted, and to make the necessary return and payment of such tax in connection therewith.

5.  SHAREHOLDER INTERNET ACCOUNT ACCESS SERVICES.
    --------------------------------------------

     5.1 SHAREHOLDER INTERNET SERVICES. The Transfer Agent shall provide internet access to each Customer's shareholders through Transfer Agent's web site, Computershare.com ("Shareholder Internet Services"), pursuant to its established procedures ("Security Procedures"), to allow shareholders to view their account information and perform certain on-line transaction request capabilities. The Shareholder Internet Services shall be provided at no additional charge at this time, other than the transaction fees currently being charged for the different transactions as described on the Fee and Service Schedule. The Transfer Agent reserves the right to charge a fee for this service at any time in the future.

     5.2 SCOPE OF TRANSFER AGENT SHAREHOLDER INTERNET SERVICES OBLIGATIONS. Transfer Agent shall at all times use reasonable care in performing Shareholder Internet Services under this Agreement. With respect to any claims for losses, damages, costs or expenses which may arise directly or indirectly from Security Procedures which Transfer Agent has implemented or omitted, Transfer Agent shall be presumed to have used reasonable care if it has followed, in all material respects, its Security Procedures then in effect. Transfer Agent may, but shall not be required to, modify such Security Procedures from time to time to the extent it believes, in good faith, that such modifications will enhance the security of Shareholder Internet Services. All data and information transmissions accessed via Shareholder Internet Services are for informational purposes only, and are not intended to satisfy regulatory requirements or comply with any laws, rules, requirements or standards of any federal, state or local governmental authority, agency or industry regulatory body, including the securities industry, which compliance is the sole responsibility of Customer.

     5.3 NO OTHER WARRANTIES.

EXCEPT AS OTHERWISE EXPRESSLY STATED IN SECTION 5.2 OF THIS AGREEMENT, THE SHAREHOLDER INTERNET SERVICES ARE PROVIDED "AS-IS," ON AN "AS AVAILABLE" BASIS, AND TRANSFER AGENT HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING SUCH SERVICES PROVIDED BY TRANSFER AGENT HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

6.   FEES AND EXPENSES.
     -----------------

     6.1 FEE AND SERVICE SCHEDULES. Each Customer agrees to pay Transfer Agent the fees for Services performed pursuant to this Agreement as set forth in the Fee and Service Schedule attached hereto, for the initial term of the Agreement (the "Initial Term").

     6.2 ADJUSTMENTS. Notwithstanding Section 6.1 above, fees, and the out-of-pocket expenses and advances identified under Section 6.4 below, may be changed from time to time as agreed upon in writing between the Transfer Agent and the Customer.

     6.3 OUT-OF-POCKET EXPENSES. In addition to the fees paid under Section 6.1 above, the Customer agrees to reimburse the Transfer Agent for reasonable out-of-pocket expenses, including but not limited to postage, forms, telephone, microfilm, microfiche, taxes, records storage, exchange and broker fees, or advances incurred by the Transfer Agent for the items set out in Exhibit A attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Customer, will be reimbursed by the Customer.

     6.4 CONVERSION FUNDS. Conversion funding required by any out of proof condition caused by a prior agents' services shall be advanced to Transfer Agent prior to the commencement of services.

     6.5 POSTAGE. Postage for mailing of dividends, proxies, Customer reports and other mailings to all Shareholder Accounts shall be advanced to the Transfer Agent by the Customer prior to commencement of the mailing date of such materials.

     6.6 INVOICES. The Customer agrees to pay all fees and reimbursable expenses within 30 days of the receipt of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Customer may only withhold that portion of the fee or expense subject to the good faith dispute. The Customer shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each billing notice if the Customer is disputing any amounts in good faith. If the Customer does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Customer. The Customer shall settle such disputed amounts within five (5) business days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process. Exceptions are subject to the interest schedule below.

     6.7 TAXES. Customer shall pay all sales or use taxes in lieu thereof with respect to the Services (if applicable) provided by Transfer Agent under this Agreement.

     6.8 LATE PAYMENTS.

     (a) If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not when due, the Customer shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime

Rate (that is, the base rate on corporate loans posted by large domestic banks) published by the New York edition of The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by Customer on the first day of publication during the month when such amount was due). Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

     (b) The failure by Customer to pay an undisputed invoice within 90 days after receipt of such invoice and written notice to Customer that payments are overdue or the failure by the Customer to timely pay two consecutive invoices shall constitute a material breach pursuant to SECTION 16.4(a) below. The Transfer Agent may terminate this Agreement for such material breach immediately and shall not be obligated to provide the Customer with 30 days to cure such breach.

     6.9 SERVICES REQUIRED BY LEGISLATION. Services required by legislation or regulatory mandate that become effective after the Effective Date of this Agreement shall not be part of the Services, and shall be billed by reasonable appraisal.

     6.10 OVERTIME CHARGES. Overtime charges will be assessed in the event of a late delivery to the Transfer Agent of Customer material for mailings to Shareholders, unless the mail date is rescheduled. Such material includes, but is not limited to, proxy statements, quarterly and annual reports, dividend enclosures and news releases.

     6.11 BANK ACCOUNTS. The Customer acknowledges that the bank accounts maintained by CSI in connection with the Services will be in its name and that CSI may receive investment earnings in connection with the investment at CSI's risk and for its benefit of funds held in those accounts from time to time.

7.   REPRESENTATIONS AND WARRANTIES OF TRANSFER AGENT.
     ------------------------------------------------

     7.1 GOVERNANCE. The Trust Company is a federally chartered limited purpose national bank duly organized under the laws of the United States and CSI is a corporation validly existing and in good standing under the laws of the State of Delaware and each has full corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Transfer Agent has been duly authorized by all necessary corporate action and constitutes the legal valid and binding obligation of Transfer Agent enforceable against Transfer Agent in accordance with its terms.

     7.2 TRANSFER AGENT REGISTRATION. CSI and the Trust Company represent that they are both currently registered with the appropriate regulatory agency for the registration of transfer agents, that they will remain so registered for the duration of this Agreement, and that they will comply with all applicable laws and regulations governing transfer agents, including rules relating to record retention. CSI and the Trust Company agree that they will promptly notify the Customer in the event that either is no longer registered as a transfer agent.

     7.3 TRANSFER AGENT QUALIFICATION. CSI and the Trust Company represent that they are both duly qualified to carry out their business in the Commonwealth of Massachusetts and with the New York Stock Exchange. CSI and the Trust Company agree that they will promptly notify the Customer in the event that either is no longer so qualified.

     7.4 COMPLIANCE. The execution, delivery and performance of the Agreement by Transfer Agent will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other party to, (i) any existing law, ordinance, or governmental rule or regulation to which Transfer Agent is subject, (ii) any judgement, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Transfer Agent, (iii) the incorporation documents or by-laws of , or any material agreement to which Transfer Agent is a party.

     7.5 FACILITIES. The Transfer Agent has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

     7.6 COMPUTER SERVICES. DATA ACCESS SERVICE AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CUSTOMER HEREBY ACKNOWLEDGES THAT THE DATA ACCESS SERVICE MAY NOT BE OR BECOME AVAILABLE DUE TO ANY NUMBER OF FACTORS INCLUDING WITHOUT LIMITATION PERIODIC SYSTEM MAINTENANCE, SCHEDULED OR UNSCHEDULED, ACTS OF GOD, TECHNICAL FAILURE, TELECOMMUICATIONS INFRASTRUCTURE OR DELAY OR DISRUPTION ATTRIBUTATLE TO VIRUSES, DENIAL OF SERVICE ATTACKS, INCREASED OR FLUCTUATING DEMAND, AND ACTIONS AND OMISSIONS OF THIRD PARTIES. THEREFORE TRANSFER AGENT EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY REGARDING SYSTEM AND/OR DATA ACCESS SERVICE AVAILABILITY, ACCESSABILITY, OR PERFORMANCE.

     7.7 THE COMPLIANCE RULE. CSI and the Trust Company represent that they will provide reasonable assistance to and cooperate with the Customer and its agents and representatives in connection with the Customer's efforts to comply with Rule 38a-1 under the Investment Company Act of 1940 (the "Compliance Rule"). The Transfer Agent agrees to provide: (a) from time to time, and not less than once per year, a copy and/or detailed summary of the Transfer Agent's compliance policies and procedures and an accompanying certification certifying the Transfer Agent's compliance with its policies and procedures; (b) a SAS 70 Type II or similar, conducted for the Transfer Agent determining the adequacy and effectiveness of the Transfer Agent's compliance policies and procedures; (c) reasonable access to other information as may otherwise be necessary or appropriate for the Customer to perform the due diligence required by the Compliance Rule; (d) prompt responses to reasonable requests made by the Customer and its agents and representatives for information regarding the Transfer Agent's compliance policies and procedures; and (e) appropriate interfaces with the Customer and its agents and representatives to promote the efficient exchange of information with respect to the Transfer Agent's compliance policies and procedures. The Transfer Agent agrees that it will promptly notify the Customer in the event that the Transfer Agent becomes aware of any material inadequacy in its internal controls, policies and procedures.

8.   REPRESENTATIONS AND WARRANTIES OF CUSTOMER.
     ------------------------------------------

     Each Customer represents and warrants to the Transfer Agent that:

     8.1 ORGANIZATIONS. It is a corporation duly organized and existing and in good standing under the laws of Massachusetts;

     8.2 GOVERNANCE. It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement. All corporate proceedings required by said Declaration of Trust, By-Laws and applicable law have been taken to authorize it to enter into and perform this Agreement; and

     8.3 SECURITIES ACT OF 1933. To the extent applicable, a registration statement under the Securities Act of 1933, as amended (the "1933 Act") has been filed and is currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, for such period of time as is required and all required state securities law filings, if any, have been made with respect to all the Shares of the Customer being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act and state securities laws; information to the contrary will result in immediate notification to the Transfer Agent.

9.   INDEMNIFICATION/LIMITATION OF LIABILITY.
     ---------------------------------------

     9.1 STANDARD OF CARE. The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable time limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith or willful misconduct or that of its employees as set forth and subject to the limitations set forth in
SECTION 9.4 below.

     9.2 CUSTOMER INDEMNITY. The Transfer Agent shall not be responsible for, and the Customer shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability arising out of or attributable to:

     (a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided such actions are taken in good faith and without negligence or willful misconduct;

     (b) The Customer's lack of good faith, negligence or willful misconduct or the breach of any representation or warranty of the Customer hereunder;

     (c) The reliance or use by the Transfer Agent or its agents or subcontractors of information, records and documents which (i) are received by the Transfer Agent or its agents or subcontractors and furnished to it by or on behalf of the Customer, and (ii) have been prepared and /or maintained by the Customer or any other person or firm on behalf of the Customer.

     (d) The reliance or use by the Transfer Agent or its agents or subcontractors of any paper or document reasonably believed to be genuine and to have been signed by the proper person or persons including Shareholders or electronic instruction from Shareholders submitted through the Shareholder Internet Services or other electronic means pursuant to commercially reasonable security procedures established by the Transfer Agent;

     (e) The reliance on, or the carrying out by the Transfer Agent or its agents or subcontractors of any instructions or requests of the Customer's representatives;

     (f) The offer or sale of Shares in violation of any federal or state securities laws requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares;

     (g) The negotiations and processing of all checks, including checks made payable to prospective or existing shareholders which are tendered to the Transfer Agent for the purchase of Shares (commonly known as "third party checks");

     (h) Any actions taken or omitted to be taken by any former agent of Customer and arising from Transfer Agent's reliance on the certified list of holders; and

     (i) The negotiation, presentment, delivery or transfer of Shares through the Direct Registration System Profile System.

     9.3 INSTRUCTIONS. Subject to the provisions of Section 9.2 (a) above, at any time the Transfer Agent may apply to any officer of the Customer for instruction, and may consult with legal counsel for the Customer with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and Transfer Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Customer for any action taken or omitted by it in reliance upon such instructions of Customer's Counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by telephone, in person, machine readable input, telex, CRT data entry or similar means authorized by the Customer, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Customer. The Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of officers of the Customer, and the proper countersignature of any former transfer agent or former registrar, or of a co- transfer agent or co-registrar.


     9.4 TRANSFER AGENT INDEMNIFICATION/LIMITATION OF LIABILITY. Transfer Agent shall be responsible for and shall indemnify and hold the Customer harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to Transfer Agent's refusal or failure to comply with the terms of this Agreement, or which arise out of Transfer Agent's bad faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of Transfer Agent hereunder, for which Transfer Agent is not entitled to indemnification under this Agreement; provided, however, that Transfer Agent's aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Customer to Transfer Agent as fees and charges, but not including reimbursable expenses, during the five (5) calendar years immediately preceding the event for which recovery from the Transfer Agent is being sought.

     9.5 NOTICE. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party's prior written consent.

     9.6 LIMITATION OF LIABILITY OF TRUSTEES AND OFFICERS. A copy of the Equity Fund's Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this Agreement is executed on behalf of the Customer's Trustees as Trustees under the Declaration of Trust and not individually. The Transfer Agent acknowledges and agrees that the obligations of the Customer hereunder are not personally binding upon any of the Trustees and the shareholders of the Customer.

10.  DAMAGES.
     -------

     NO PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS, OCCASIONED BY A BREACH OF ANY PROVISION OF THIS AGREEMENT EVEN IF APPRISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.  RESPONSIBILITIES OF THE TRANSFER AGENT.
     --------------------------------------

     The Transfer Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Customer, by its acceptance hereof, shall be bound:

     11.1 Whenever in the performance of its duties hereunder the Transfer Agent shall deem it necessary or desirable that any fact or matter be proved or established prior to taking or suffering any action hereunder, such fact or matter may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant treasurer, the Secretary or any Assistant Secretary of the Customer and delivered to the Transfer Agent. Such certificate shall be full authorization to the recipient for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

     11.2 The Customer agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Transfer Agent for the carrying out, or performing by the Transfer Agent of the provisions of this Agreement.

     11.3 Transfer Agent, any of its affiliates or subsidiaries, and any stockholder, director, officer or employee of the Transfer Agent may buy, sell or deal in the securities of the Customer or become pecuniarily interested in any transaction in which the Customer may be interested, or contract with or lend money to the Customer or otherwise act as fully and freely as though it were not appointed as agent under this Agreement. Nothing herein shall preclude the Transfer Agent from acting in any other capacity for the Customer or for any other legal entity.

     11.4 No provision of this Agreement shall require the Transfer Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

12.  COVENANTS OF THE CUSTOMER AND TRANSFER AGENT.
     --------------------------------------------

     12.1 CUSTOMER CORPORATE AUTHORITY. The Customer shall furnish to the Transfer Agent the following:

     (a) A copy of the Declaration of Trust and By-Laws of the Customer;

     (b) Copies of all material amendments to its Declaration of Trust or By-Laws made after the date of this Agreement, promptly after such amendments are made; and

     (c) A certificate of the Customer as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options, warrants or a conversion of debentures or otherwise.

     12.2 TRANSFER AGENT FACILITIES. The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Customer for the safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any, and for the preparation, use, and recordkeeping of such certificates, forms and devices.

     12.3 RECORDS. The Transfer Agent shall keep records relating to the services to be performed hereunder as required by applicable law and, in the form and manner as it may deem advisable. The Transfer Agent agrees that all such records prepared or maintained by it relating to the services performed hereunder are the property of the Customer and will be preserved, maintained and made available in accordance with the requirements of law, and will be surrendered promptly to the Customer on and in accordance with its request. Computershare Trust Company, N.A. maintains records as required by Rules 17Ad-6 & 7 under the Securities Exchange Act of 1934 which records include, but are not limited to, the master securityholder file of the Fund, reflecting all registered shareholders of the fund and the relevant information attendant thereto.

     12.4 CONFIDENTIALITY. The Transfer Agent and the Customer agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be requested by a governmental entity or as may be required by law. The foregoing shall not apply to information which (a) is in the public domain at the time of the disclosure,
(b) is within the legitimate possession of the other party prior to disclosure,
(c) becomes known to the Transfer Agent or the Customer from a third party without restriction, or (d) is approved for release by written authorization of the other party.

     12.5 NON-SOLICITATION OF TRANSFER AGENT EMPLOYEES. Customer shall not attempt to hire or assist with the hiring of an employee of Transfer Agent or affiliated companies, for a period of one year following the termination of the employee's relationship with the Transfer Agent or its affiliated companies, or encourage any employee to terminate their relationship with Transfer Agent or its affiliated companies.

     12.6 NOTIFICATION. Customer shall notify Transfer Agent as soon as possible in advance of any stock split, stock dividend similar event which may affect the Shares, and any bankruptcy, insolvency, moratorium or other proceeding regarding Customer affecting the enforcement of creditors' rights. Notwithstanding any other provision of the Agreement to the contrary, Transfer Agent will have no obligation to perform any Services under the Agreement subsequent to the commencement of any voluntary bankruptcy, insolvency, moratorium or other proceeding regarding Customer affecting the enforcement of creditor' rights unless Transfer Agent receives assurance satisfactory to it that it will receive full payment for such services. Further, Customer may not reasonably assume the Agreement after the filing of a bankruptcy petition without

Transfer Agents' written consent.

13.  DATA ACCESS SERVICE AND PROPRIETARY INFORMATION.
     -----------------------------------------------

     13.1 Transfer Agent has developed a data access service that enables the Customer to access the Customer's Shareholder records maintained on Transfer Agent's computer system through the Internet or remote access, as the case may be (the "Data Access Service"). The Customer wishes to use such Data Access Service subject to the terms and conditions set forth herein. Therefore, the Customer and Transfer Agent agree as follows:

     13.2 ACCESS TO SHAREHOLDER DATA.

     The Service provided to the Customer pursuant to this Agreement shall include granting the Customer access to the Shareholder, Customer and proxy information ("Shareholder Data") maintained on the records database for the purpose of examining, maintaining, editing, or processing transactions with respect to Shareholder Data.

     13.3 PROCEDURES FOR ACCESS.

     To use the Data Access Service, the Customer must access through the Internet or remote terminal, as the case may be, pursuant to the procedures provided by Transfer Agent. Such access is accomplished by entering a unique Customer identification ("Customer ID(s)") and passwords ("Password(s)") assigned to the Customer by Transfer Agent. Each Customer ID and Password assigned to the Customer is for use only by the Customer. The Customer shall establish and maintain reasonable security and control over all such Customer IDs and Passwords. Transfer Agent shall maintain reasonable security and control over each Customer ID. After Transfer Agent assigns the Customer a Password, the Customer shall change the Password. The Customer recognizes that Transfer Agent does not have knowledge of the Password, which is selected by the Customer and is within the Customer's exclusive control after the necessary change. The Customer may change any Password thereafter at any time. Customer agrees to notify Transfer Agent immediately if any employee of Customer granted access to the Data Access Service leaves the employ of the Customer, in order to enable Transfer Agent to terminate such employee's access.

     13.4 PROPRIETARY INFORMATION.

     The Customer acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Customer by the Transfer Agent as part of the Data Access Service to access Shareholder Data maintained by the Transfer Agent on data bases under the control and ownership of the Transfer Agent or other third party constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Shareholder Data. The Customer and the Transfer Agent agree that Proprietary Information shall not include all or any portion of any of the foregoing items that; (i) become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent;
(iii) are already in the
possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement. The Customer agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Customer agrees for itself and its employees and agents:

    (a) to refrain from copying or duplicating in any way the Proprietary Information, other than to print out pages reflecting Shareholder Data to provide to Shareholders or for Customer's internal use;

    (b) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform Transfer Agent in a timely manner of such fact and dispose of such information in accordance with Transfer Agent's instructions;

    (c) to refrain from causing or allowing the Proprietary Information from being retransmitted to any other computer facility or other location, except with the prior written consent of Transfer Agent;

    (d) that the Customer shall have access only to those authorized transactions agreed upon by the parties; and

    (e) to honor all reasonable written requests made by Transfer Agent to protect at Transfer Agent's expense the rights of Transfer Agent Proprietary Information at common law, under federal copyright law and under other federal or state law.

Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this SECTION 13.

     13.5 CONTENT. If the Customer notifies the Transfer Agent that any part of the Data Access Service does not operate in material compliance with the user documentation provided by the Transfer Agent for such service, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Services are solely responsible for the contents of such data and the Customer agrees to make no claim against the Transfer Agent arising out of the contents of such third party data, including, but not limited to, the accuracy thereof.

     13.6 TRANSACTIONS. If the transactions available to the Customer include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of Shares or direct CSI to transfer cash or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instructions without undertaking any further inquiry as long as such instructions are undertaken in good faith in conformity with security procedures established by the Transfer Agent from time to time.

14.  CONFIDENTIALITY.
     ---------------

     14.1 COVENANT. The Transfer Agent and the Customer agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers' lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Customer, used or gained by the Transfer Agent or the Customer during performance under this Agreement unless required to do so by law. The Customer and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Customer and their successors and assigns. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or agent for purposes of providing services under this Agreement. The above prohibition of disclosure also shall not apply to the extent that such information (a) is in the public domain at the time of the disclosure or obligation or (b) becomes known to the Transfer Agent or Customer from a third party who came into possession of such information without obligation of confidentiality.

     14.2 SHAREHOLDER NON-PUBLIC PERSONAL INFORMATION.

     (a) The Transfer Agent shall maintain as part of the Data Access Services ( and in furtherance of all of the services provided under this Agreement) policies and procedures for safeguarding any of the Customer's data received, processed or stored by the Transfer Agent constituting shareholder records and information (collectively, "personal information"), which policies and procedures shall be reasonably designed to (a) insure the security and confidentiality of the personal information; (b) protect against anticipated threats or hazards to the security and integrity of the personal information; and (c) protect against unauthorized access to or use of the personal information that could result in substantial harm or inconvenience to any shareholder of the Customer.

     (b) At the request of the Customer, and not less than once during each year of the term of this Agreement, the Transfer Agent shall meet with the Customer at Computershare's Canton, Massachusetts facility and deliver to the Customer a written and oral presentation regarding the policies and procedures in place under Section 14.2(a); such written and oral presentations shall address the suitability of those policies and procedures for safeguarding the personal information, taking account of the requirements of Section 14.2(a) and ongoing changes in information security, computing and related fields.

     (c) In performing the Data Access Services under this Agreement, the Transfer Agent shall cause such services to be performed pursuant to the policies and procedures then in effect. The Transfer Agent shall, in accordance with applicable law, report to the Customer promptly any unauthorized access to personal information, any unauthorized attempts to access personal information or the discovery of a flaw in the procedures in place under Section 14.2(a) that could subject personal information to unauthorized access or (release) and cooperate with the Customer in conducting any related investigation activities,regulatory examinations, or remedial changes. The Transfer Agent will provide quarterly certifications with respect to compliance with its internal controls and procedures.

     14.3 REQUEST FOR RECORDS. In the event that any requests or demands are made for the inspection of the Shareholder records of the Customer, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (e.g., in divorce and criminal actions), the Transfer Agent will endeavor to notify the Customer and to secure instructions from an authorized officer of the Customer as to such inspection. Upon prior written notice to Customer, the Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that such disclosure is lawful and it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

15.  TERM AND TERMINATION.
     --------------------

     15.1 TERM. The Initial Term of this Agreement shall be one (1) year from the date first stated above unless terminated pursuant to the provisions of this
SECTION 15. Unless a terminating party gives written notice to the other party sixty (60) days before the expiration of the Initial Term this Agreement will renew automatically from year to year ("Renewal Term").

     15.2 EARLY TERMINATION. Notwithstanding anything contained in this Agreement to the contrary, should Customer desire to move any of its Services provided by the Transfer Agent hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or without the required notice period, the Transfer Agent shall make a good faith effort to facilitate the conversion on such prior date, however, there can be no guarantee that the Transfer Agent will be able to facilitate a conversion of Services on such prior date.

     15.3 EXPIRATION OF TERM. After the expiration of the Initial Term or Renewal Term whichever currently in effect, should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Customer.

     15.4 TERMINATION.

     This Agreement may be terminated in accordance with the following:

            (a) at any time by any party upon a material breach of a representation, covenant or term of this Agreement by any other unaffiliated party which is not cured within a period not to exceed thirty (30) days after the date of written notice thereof by one of the other parties; and

            (b) by any party, at any time, in the event that during the term of this Agreement, a bankruptcy or insolvency proceeding is filed by or against the other party or a trustee or receiver is appointed for any substantial part of the other party property (and in a case of involuntary bankruptcy, insolvency or receivership proceeding, there is entered an order for relief, or order appointing a receiver or some similar order or decree and the other party does not succeed in having such order lifted or stayed within sixty (60) days from the date of its entry), or the other party makes an assignment of all or substantially all of its property for the benefit of creditors or ceases to conduct its operations in the normal course or business.

            (c) Upon thirty (30) days prior written notice to the Transfer Agent by the Customer in the event the Customer dissolves, liquidates or merges into another entity.

     15.5 RECORDS. Upon receipt of written notice of termination, the parties will use commercially practicable efforts to effect an orderly termination of this Agreement. Without limiting the foregoing, Transfer Agent will deliver promptly to Customer, in machine readable form on media as reasonably requested by Customer, all Shareholder and other records, files and data supplied to or compiled by Transfer Agent on behalf of Customer.

16.  ASSIGNMENT.
     ----------

     16.1 AFFILIATES. The Transfer Agent may, without further consent of the Customer assign its rights and obligations hereunto to any affiliated transfer agent registered under Section 17A(c)(2) of the Exchange Act, that the Transfer Agent represents is qualified to perform the duties required under this Agreement. Neither party will assign its rights and obligations to any unaffiliated third party without the other party's prior written consent.

     16.2 SUB-CONTRACTORS. Transfer Agent may, without further consent on the part of Customer, subcontract with other subcontractors for telephone and mailing services as may be required from time to time; provided, however, that the Transfer Agent shall be as fully responsible to the Customer for the acts and omissions of any subcontractor as it is for its own acts and omissions.

17.  UNAFFILIATED THIRD PARTIES.
     --------------------------

     Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as, by way of example and not limitation, airborne services, the U.S. mails and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

18. DISASTER RECOVERY/INSURANCE. The Transfer Agent agrees to maintain in effect at all times during the term of this Agreement a commercially reasonable disaster recovery/business continuity plan. The Transfer Agent agrees to maintain commercially reasonable insurance coverage during the initial Term of this Agreement and during any subsequent Renewal Term.

19.  MISCELLANEOUS.
     -------------

     19.1 NOTICES.

     Any notice or communication by the Transfer Agent or the Customer to the other is duly given if in writing and delivered in person or mailed by first class mail, postage prepaid, telex, telecopier or overnight air courier guaranteeing next day delivery, to the other's address:

            If to the Customer:

            Liberty All-Star Equity Fund
            1290 Broadway, Suite 1100
            Denver, CO  80203
            Telecopy No.:  (303) 623-7850
            Attn:    Secretary

            If to the Transfer Agent:

            Computershare Trust Company, N.A.
            c/o Computershare Shareholder Services, Inc.
            250 Royall Street
            Canton, MA  02021
            Telecopy No.: (781) 575-4188
            Attn:  General Counsel

     The Transfer Agent and the Customer may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

     19.2 SUCCESSORS.

    All the covenants and provisions of this agreement by or for the benefit of the Customer or the Transfer Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

     19.3 AMENDMENTS.

     This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized or approved by a resolution of the Board of Trustees.

     19.4 SEVERABILITY.

     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     19.5 GOVERNING LAW.

     This Agreement shall be governed by the laws of Commonwealth of Massachusetts.

     19.6 FORCE MAJEURE.

     Notwithstanding anything to the contrary contained herein, Transfer Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

     19.7 DESCRIPTIVE HEADINGS.

     Descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     19.8 THIRD PARTY BENEFICIARIES.

     The provisions of this Agreement are intended to benefit only the Transfer Agent, the Customer and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this agreement, and there are no third party beneficiaries hereof.

     19.9 SURVIVAL.

     All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and protection of proprietary rights and trade secrets shall survive the termination of this Agreement.


     19.10 PRIORITIES.

     In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

     19.11 MERGER OF AGREEMENT.

     This agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written, including, but not limited to, that certain Internet Access Service Agreement dated January 12, 2007 between the parties hereto.

     19.12 COUNTERPARTS.

     This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the date first written above.






COMPUTERSHARE SHAREHOLDER SERVICES, INC. AND
COMPUTERSHARE TRUST COMPANY, N. A.              LIBERTY ALL-STAR  EQUITY FUND

ON BEHALF OF BOTH ENTITIES:


By: /s/ Dennis V. Moccia                         By: /s/ Jeremy O. May
    ------------------------------------             -----------------
Name: Dennis V. Moccia                           Name: Jeremy O. May
      ----------------------------------              --------------
Title: Managing Director                         Title: Treasurer
       ----------------------------------               ---------

                                    EXHIBIT B
                                    ---------





                      LIBERTY ALL-STAR EQUITY FUND (C3703)